                                                                     EXHIBIT 2.1




                              ACQUISITION AGREEMENT

                                  by and among

                            WORLD KITCHEN (GHC), LLC

                           WKI HOLDING COMPANY, INC.,

                               WORLD KITCHEN, INC.

                        HELEN OF TROY LIMITED (Barbados)

                                       and

                         HELEN OF TROY LIMITED (Bermuda)



                                 April 29, 2004




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                                TABLE OF CONTENTS
                             (not part of Agreement)

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                          ARTICLE I PURCHASE AND SALE

Section 1.1 Purchase and Sale ..............................................    6

Section 1.2 Excluded Assets ................................................    9

Section 1.3 Assumed Liabilities ............................................   10

Section 1.4 Prorations .....................................................   11

Section 1.5 Purchase Price .................................................   11

Section 1.6 Closing ........................................................   12

Section 1.7 Allocation of Purchase Price ...................................   13

Section 1.8 Assignment of Contracts and Rights .............................   14

              ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER

Section 2.1 Organization ...................................................   15

Section 2.2 Authorization; Validity of Agreement ...........................   15

Section 2.3 Consents and Approvals; No Violations ..........................   16

Section 2.4 Income Statement ...............................................   17

Section 2.5 No Undisclosed Liabilities .....................................   18

Section 2.6 Absence of Certain Changes .....................................   18

Section 2.7 Litigation .....................................................   18

Section 2.8 No Default; Compliance with Applicable Laws; Permits ...........   19

Section 2.9 Taxes ..........................................................   19

Section 2.10 ERISA .........................................................   20

Section 2.11 Intellectual Property .........................................   22

Section 2.12 Contracts .....................................................   23

Section 2.13 Title to Assets ...............................................   23

Section 2.14 Legal Compliance ..............................................   24

Section 2.15 Real Property .................................................   24

Section 2.16 Affiliate Transactions ........................................   25


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Section 2.17 Inventory .....................................................   25

Section 2.18 Sufficiency of Assets .........................................   25

Section 2.19 Brokers or Finders ............................................   25

Section 2.20 No Other Representations or Warranties ........................   25

            ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 3.1 Organization ...................................................   26

Section 3.2 Authorization; Validity of Agreement ...........................   26

Section 3.3 Consents and Approvals; No Violations ..........................   27

Section 3.4 Sufficient Funds; Solvency .....................................   27

Section 3.5 Brokers or Finders .............................................   28

Section 3.6 Investigation by Purchaser .....................................   28

                              ARTICLE IV COVENANTS

Section 4.1 Interim Operations .............................................   29

Section 4.2 Access to Information; Books and Records .......................   31

Section 4.3 Publicity ......................................................   32

Section 4.4 Approvals and Consents; Cooperation; Notification ..............   33

Section 4.5 Further Assurances .............................................   34

Section 4.6 Supplements to the Disclosure Schedule .........................   34

Section 4.7 Insurance Coverage .............................................   34

Section 4.8 Seller's Names .................................................   34

Section 4.9 [Intentionally Omitted] ........................................   35

Section 4.10 Employees .....................................................   35

Section 4.11 Release of Liens ..............................................   37

Section 4.12 Financing .....................................................   37

Section 4.13 Non-Competition; No Solicitation ..............................   38

Section 4.14 Financial Statements ..........................................   40

                              ARTICLE V CONDITIONS

Section 5.1 Conditions to Each Party's Obligation to Effect the Closing ....   41


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Section 5.2 Conditions to the Obligations of Purchaser .....................   42

Section 5.3 Conditions to the Obligations of Seller ........................   43

                           ARTICLE VI INDEMNIFICATION

Section 6.1 Indemnification ................................................   44

Section 6.2 Adjustment to Purchase Price ...................................   47

Section 6.3 Exclusive Remedies .............................................   47

                            ARTICLE VII TERMINATION

Section 7.1 Termination ....................................................   48

Section 7.2 Procedure and Effect of Termination ............................   49

                           ARTICLE VIII MISCELLANEOUS

Section 8.1 Amendment and Modification .....................................   50

Section 8.2 Transfer Taxes .................................................   50

Section 8.3 Notices ........................................................   50

Section 8.4 Interpretation .................................................   51

Section 8.5 Counterparts ...................................................   52

Section 8.6 Entire Agreement; Third Party Beneficiaries ....................   52

Section 8.7 Severability ...................................................   53

Section 8.8 Governing Law ..................................................   53

Section 8.9 Jurisdiction ...................................................   53

Section 8.10 Assignment ....................................................   54

Section 8.11 Expenses ......................................................   54

Section 8.12 Headings ......................................................   54

Section 8.13 Waivers .......................................................   54

Section 8.14 Schedules .....................................................   54

Section 8.15 Representations and Warranties Joint and Several ..............   55

Section 8.16 Guarantee .....................................................   55

Section 8.17 Bulk Sales Act ................................................   55


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


EXHIBITS

Exhibit A        Transitional Services Agreement
Exhibit B        Supply Agreement Term Sheet

SCHEDULES

Schedule 1.1(a)(iv)        Contracts
Schedule 1.1(a)(v)         Real Property Lease
Schedule 1.1(a)(vii)       Transferred Intellectual Property
Schedule 1.3(w)            Product Liability Suits
Schedule 2.4(a)            OXO Income Statement
Schedule 2.4(b)            OXO Interim Income Statement
Schedule 2.4(c)            WKI Financial Statements
Schedule 2.4(d)            WKI Interim Financial Statements
Schedule 2.5               Undisclosed Liabilities
Schedule 2.6               Absence of Certain Changes
Schedule 2.7               Litigation
Schedule 2.9               Taxes
Schedule 2.10              ERISA
Schedule 2.12              Contracts
Schedule 2.13              Title to Assets
Schedule 2.16              Affiliate Transactions
Schedule 2.18              Sufficiency of Assets
Schedule 4.1(j)            Permitted Hires
Schedule 4.8               Seller's Names
Schedule 4.10              Affected Employees

                              ACQUISITION AGREEMENT

                  ACQUISITION AGREEMENT, dated as of April 29, 2004 (this "Agreement"), by and among World Kitchen (GHC), LLC, a Delaware limited liability company, WKI Holding Company, Inc., a Delaware corporation, World Kitchen, Inc., a Delaware corporation (collectively, "Seller"), Helen of Troy Limited, a Barbados company ("Purchaser") and Helen of Troy Limited, a Bermuda company ("Guarantor").

                  WHEREAS, Seller owns OXO International (the "Business"), a division of Seller that is a provider of tools and gadgets, including food preparation, cleaning, storage & organization and garden products;

                  WHEREAS, on the terms and subject to the conditions of this Agreement, Purchaser desires to purchase and acquire, and Seller desires to sell and transfer, or cause to be sold and transferred, the Purchased Assets (as defined herein); and

                   WHEREAS, on the terms and subject to the conditions of this Agreement, Purchaser is willing to assume, and Seller desires to assign to Purchaser, the Assumed Liabilities (as defined herein).

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                PURCHASE AND SALE

                  Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, assume and accept all right, title and interest of Seller in only the following rights, properties and assets (collectively, the "Purchased Assets"):

                           (i) all inventories, including work-in-process, re-work and items in transit, used in the operation of the Business, but excluding any inventories that are excluded in Section 1.2 below or have been transferred, consumed or disposed of prior to the Closing in the ordinary course of business (the "Inventory");

                           (ii) goods that are subject to an open purchase order in the ordinary course of business but not yet received;

                           (iii) all molds and tooling used in the manufacturing of products for sale by the Business (to the extent owned by Seller);

                           (iv) all rights and incidents of interest as of the Closing in and to all leases, agreements, contracts and commitments (other than the Transferred Intellectual Property (as defined below) or the Real Property Lease (as defined below)) for use in the Business that are listed on Schedule 1.1(a)(iv) or that arise for use in the Business after the date hereof in the ordinary course of business but excluding all Plans (as defined below) and all of such contracts that have terminated, expired or been fully performed prior to the Closing (the "Contracts");

                           (v) all rights and incidents of interest to the real property leases listed on Schedule 1.1(a)(v) (the "Real Property Lease");

                           (vi) all rights and interests of Seller in and to any owned property used exclusively in the Business, including finished goods that are not inventory;

                           (vii) to the extent transferable, all of Seller's right, title and interest in and to (a) to the extent used in the Business, all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) to the extent used primarily in the Business, all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) to the extent used primarily in the Business, all copyrights, and all applications, registrations and renewals in connection therewith, (d) to the extent used exclusively in the Business, all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) to the extent used exclusively in the Business, all computer software (including data and related documentation), (f) to the extent used exclusively in the Business, all other proprietary rights and (g) all copies and tangible embodiments thereof (in whatever form or medium), any goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions (collectively, the "Intellectual Property Rights") including those listed or described on Schedule 1.1(a)(vii) (collectively, the "Transferred Intellectual Property"), as well as any Intellectual Property Rights that arise for use in the Business after the date hereof, but excluding all of such Intellectual Property Rights that have terminated, expired or been fully performed prior to the Closing;

                           (viii) originals or copies of all books and records of Seller exclusively relating to the operation of the Business (the "Business Books and Records");

                           (ix) to the extent transferable, franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from a Governmental Entity relating to the operation of the Business;

                           (x) all deposits (including security deposits) deposited by or on behalf of any Seller as lessee or sublessee under the Real Property Lease or with respect to any Contract;

                           (xi) all prepaid expenses of the business; and

                           (xii) the goodwill of the Business.


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



                  Section 1.2 Excluded Assets. Seller shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase, and the Purchased Assets shall not include, any right, title or interest in any property, asset (tangible or intangible), claim, contract, lease, license, right or power of Seller which is not specifically included in the Purchased Assets, including the following (collectively, the "Excluded Assets"):

                           (i) all accounts receivable and notes receivable of the Business as of the Closing (whether or not arising under Contracts included in the Purchased Assets);

                           (ii) all cash, cash equivalents and marketable securities of Seller;

                           (iii) all inventories that are located in or are in transit to the retail stores of Seller or its affiliates, including the CorningWare Corelle Revere Factory Stores;

                           (iv) any of Seller's right, title and interest in any monies due Seller under any supplier, retail, distributor or license agreements related to the Business, including any clawbacks, allowances, rebates, royalties and commissions under such agreements, to the extent such items are related to sales of products occurring prior to the Closing;

                           (v) any of Seller's right, title and interest in any of the litigation or contested matters (i) referred to in Section 1.3(w) and (ii) referred to in Schedule 2.7;

                           (vi) any rights of Seller under this Agreement, the Bill of Sale (as defined below) (or any other instrument of transfer) or the Assumption Agreement (as defined below) or any other agreement entered into by and among Seller and Purchaser or their respective affiliates in connection with this Agreement and the transactions contemplated hereby (collectively, the "Ancillary Agreements");

                           (vii) any of Seller's right, title and interest in any insurance policy or coverage;


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


                           (viii) any Plans (as defined below) and any pension, profit sharing or deferred plans or arrangements and trusts and assets thereof and any other employee pension and benefit plan or arrangement and the assets thereof, if any, maintained by Seller; and

                           (ix) any right Seller has with respect to Tax credits, Tax refunds, Tax attributes or any other Tax benefits.


                  Section 1.3 Assumed Liabilities. Purchaser shall assume and thereafter pay, perform or otherwise discharge, as and when the same shall become due and payable, and shall hold Seller and its affiliates harmless from, any liabilities, obligations or expenses relating to, arising out of, or in connection with (a) all obligations arising under the Contracts and the Real Property Lease which relate to facts, occurrences or circumstances occurring from and after the Closing Date, and (b) the liabilities recorded in accordance with GAAP in a manner consistent with the presentation on Schedule 2.5 for the following balance sheet accounts for the Business: (i) accrued incentive, (ii) accrued wages, (iii) accrued legal fees, (iv) accrued commissions, (v) customer allowances - 2003, (vi) customer allowances - 2004 and (vii) accrued royalty payments (clause (i) through (vii) collectively, the "Closing Date Accruals") (clause (a) and (b) collectively, the "Assumed Liabilities"). Notwithstanding anything to the contrary contained in this Section 1.3, the Assumed Liabilities shall not include (s) accounts payable; (t) any obligation or liability whatsoever arising under or relating to any Plan (except to the extent included in the Closing Date Accruals or otherwise provided in Section 4.10), including but not limited to, the WKI Holding Company, Inc. Long Term Incentive Plan, WKI and OXO Guidelines; (u) amounts payable to Dresdner Kleinwort Wasserstein under
Section 2.19; (v) any claims or suits relating to product liability with respect to the Business arising out of facts or circumstances occurring prior to the Closing Date, (w) any obligations of Seller under this Agreement or any of the Ancillary Agreements, (x) any liabilities or obligations of Seller for Taxes arising out of the operation of the Business or the ownership of the Purchased Assets for any period (or portion thereof) ending on or before the close of business on the Closing Date, (y) any liabilities or obligations relating primarily to the Excluded Assets or (z) Closing Date Accruals in excess of $5 million on the Closing Date (collectively, the "Excluded Liabilities"). Except for the Assumed Liabilities or as otherwise expressly provided herein, Purchaser shall not assume by virtue of this Agreement, and shall have no liability for, any liabilities of any Seller (including, without limitation, those related to the Business) of any kind, character or description to the extent arising out of facts, occurrences or circumstances occurring prior to the Closing Date.

                  Section 1.4 Prorations. All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date, and Seller and Purchaser shall each be responsible for their respective proportionate shares of such taxes or similar ad valorem obligations (which proportionate shares shall be determined based on the number of days in such taxable period at the close of business on the Closing Date, on the one hand, and the remaining number of days in such taxable period, on the other hand). Seller shall be liable for the proportionate amount of such taxes or similar ad valorem obligations that is attributable to the portion of the taxable period ending at the close of business on the Closing Date, and Purchaser shall be liable for the proportionate amount of such taxes or obligations that is attributable to the portion of the taxable period beginning after the Closing Date. In the case of any Taxes (other than any real property taxes, personal property taxes and similar ad valorem obligations) that are payable for a taxable period that includes (but does not end on) the Closing Date, the amount of such Taxes attributable to the portion of the taxable period that ends on the Closing Date shall be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

                  Section 1.5 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (i) $275,000,000 in cash (the "Cash Purchase Price") plus (ii) the Assumed Liabilities, as adjusted below, plus (iii) the amount, if any, by which the Closing Date Accruals are less than $4,000,000. On the Closing Date, Seller shall deliver to Purchaser a statement of the Inventory of the Business (the "Closing Inventory Statement") as of one (1) business day prior to the Closing Date. The Closing Inventory Statement shall be prepared in accordance with generally accepted accounting principles in a manner consistent with that used in determining the Interim Inventory Amount (as defined herein). The quantities of Inventory used to determine the Inventory amount to be included in the Closing Inventory Statement will be based on the results of a physical inventory of the Business to be taken one (1) business day prior to the Closing Date in accordance with generally accepted accounting principles consistently applied. The physical inventory will be taken by Seller and/or Seller's representatives and may be observed by Purchaser and/or Purchaser's representatives. If the Inventory amount on the Closing Inventory Statement (the "Closing Inventory Amount") is greater than $17,555,000 (the


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"Interim Inventory Amount"), then the Cash Purchase Price will be increased by the amount the Closing Inventory Amount exceeds the Interim Inventory Amount. If the Closing Inventory Amount is less than the Interim Inventory Amount, then the Cash Purchase Price will be decreased by the amount the Interim Inventory Amount exceeds the Closing Inventory Amount. For the avoidance of doubt, the Interim Inventory Amount does not, and the Closing Inventory Amount will not, include any Excluded Assets. From and after completion of the physical inventory referred to above and prior to the Closing, Seller will not ship any Inventory unless appropriate adjustments are made to the Closing Inventory Amount.


                  Section 1.6 Closing.

                           (a) The sale and purchase of the Purchased Assets and
the consummation of the other transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, at 10:00 a.m. New York time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article V hereof or at such other place, time or date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). Seller and Purchaser shall use their commercially reasonable efforts to consummate the transactions contemplated hereby on or before June 1, 2004.

                           (b) At the Closing, Seller shall deliver or cause to
be delivered to Purchaser:

                                    (i) a bill of sale and assignment documents
         for the Transferred Intellectual Property, in forms reasonably acceptable to Purchaser and Seller (the "Bill of Sale"), and such other instruments as may be reasonably requested by Purchaser to transfer or assign the Purchased Assets to Purchaser;

                                    (ii) the Transitional Services Agreement
         (the "Transitional Services Agreement"), substantially in the form of Exhibit A attached hereto;

                                    (iii) the Real Property Lease Assignment and
         Assumption Agreement, in a form reasonably acceptable to Purchaser

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         and Seller (the "Real Property Lease Assignment and Assumption
         Agreement');

                                    (iv) a supply agreement, having the terms
         set forth in the term sheet attached as Exhibit B attached hereto and otherwise in form and substance reasonably acceptable to the parties (the "Supply Agreement"); and

                                    (v) a certificate of non-foreign status (as
         provided by Treasury Regulations section 1.1445-2(b)(2)) for each of WKI Holding Company, Inc. and World Kitchen, Inc.

                           (c) At the Closing, Purchaser shall deliver or cause
to be delivered to Seller:

                                    (i) the Cash Purchase Price by wire transfer
         in immediately available funds to an account or accounts designated by Seller;

                                    (ii) an assumption agreement, in a form
         reasonably acceptable to Purchaser and Seller (the "Assumption Agreement");

                                    (iii) the Transitional Services Agreement;

                                    (iv) the Real Property Lease Assignment and
         Assumption Agreement; and

                                    (v) the Supply Agreement.

                  Section 1.7 Allocation of Purchase Price. The parties agree that, for all tax and other reporting purposes, Purchaser shall provide Seller with a proposed allocation of the Cash Purchase Price and the Assumed Liabilities among the Purchased Assets within 90 days after the Closing Date in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. In the event that Seller and Purchaser cannot agree on an allocation, Seller and Purchaser shall jointly select a national independent accounting firm (the "Accountant") to resolve the differences. The Accountant will be requested to resolve the dispute and determine the correct allocation in accord with Section 1060 of the Code, and issue its report within 30 days of engagement, in writing to Seller and Purchaser. One-half of the fees of the Accountant shall be borne by Purchaser, and one-half of such fees shall be borne by Seller. Seller and Purchaser shall cooperate in determining the final allocation of the Cash Purchase Price and the Assumed Liabilities among the Purchased Assets. Seller and Purchaser shall be bound by such allocation (and if necessary, any adjusted allocation), and shall file, or cause to be filed, a Form 8594 and all applicable federal, state, local and foreign income, franchise and excise Tax Returns (as defined below) in a manner that is consistent with such allocation. If the allocation is disputed by any Taxing Authority (as defined below), the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence of such dispute and the parties shall consult with each other with respect to all issues related to the allocation in connection with such dispute.

                  Section 1.8 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Seller thereunder. Each party hereto will use its commercially reasonable efforts (but without any payment of money) to cooperate in obtaining the consent of the other parties to any such Contract or any claim or right or any benefit arising thereunder or resulting therefrom for the assignment thereof to Purchaser as Purchaser may request. If such consent is not obtained on or before the Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights, Seller and Purchaser will cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement. Seller will promptly pay to Purchaser when received all monies received by Seller (less the actual costs to Seller of cooperating in such arrangements) under any Contract or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as disclosed in the written statement identified as the disclosure schedule to this Agreement and delivered by Seller to Purchaser at or prior to the execution of this Agreement (the "Disclosure Schedule"), Seller represents and warrants to Purchaser as follows:

                  Section 2.1 Organization. Seller is duly organized, validly existing and in good standing (or its equivalent) under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Business Material Adverse Effect (as defined below). Seller has heretofore made available to Purchaser a complete and correct copy of the articles of incorporation and by-laws of Seller, as currently in effect. As used in this Agreement, "Business Material Adverse Effect" means any material adverse effect on, the business, financial condition or results of operations of the Business, taken as a whole; provided, however, that the effects of changes that (i) affect industries and markets in which the Business operates or the United States economy and which do not disproportionately affect the Business or (ii) result from changes in GAAP (as defined below) or interpretations thereof shall, in each case, be excluded from the determination of Business Material Adverse Effect; and provided, further, that any adverse change in or effect on the Business, taken as a whole, resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated by this Agreement or the compliance by the parties with the terms of this Agreement shall also be excluded from the determination of Business Material Adverse Effect. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Business Material Adverse Effect.


                  Section 2.2 Authorization; Validity of Agreement. Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery by Seller of this Agreement or the Ancillary

Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and upon execution thereof, each Ancillary Agreement executed by it will be, duly executed and delivered by Seller and (assuming due and valid authorization, execution and delivery hereof and thereof by Purchaser) is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


                  Section 2.3 Consents and Approvals; No Violations. Except for consents that will have been received prior to the Closing and those set forth on Schedule 2.12 and filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller nor the consummation by Seller of the transactions contemplated hereby or thereby will (a) violate any provision of the articles of incorporation or by-laws of Seller; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Purchased Assets is subject; (c) result in the creation of any liens, charges, mortgages, security interest or other encumbrance (other than encumbrances arising out of this Agreement or restrictions imposed by federal or state securities or other Law) (collectively, "Encumbrances") upon any of the Purchased Assets, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which any of them or any of their properties or assets may be bound; (d) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation (collectively, "Law") applicable to Seller or any of the properties or assets of the Business or (e) require on the part of Seller any filing or registration with, notification to, or authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (each of the foregoing, a "Governmental Entity"); except in the case of clauses
(b), (c), (d) or (e) for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not have a Business Material Adverse Effect.

                  Section 2.4 Income Statement.

                           (a) Presented in Schedule 2.4(a) is an income
statement for the Business for the year ended December 31, 2003 (the "OXO Income Statement"), which has been derived from the audited, consolidated statement of operations of WKI Holding Company, Inc. prepared in accordance with accounting standards generally accepted in the United States of America ("GAAP") and filed in the Annual Report on Form 10-K with the Securities and Exchange Commission on March 30, 2004. The OXO Income Statement is unaudited and gives effect to certain pro forma adjustments as described in Schedule 2.4(a). The OXO Income Statement does not purport to be indicative of the results of operations which would actually have occurred if the Business operated on a stand-alone basis or which may be obtained in the future.

                           (b) Presented in Schedule 2.4(b) is an income
statement for the Business for the quarterly period ending March 28, 2004 (the "OXO Interim Income Statement"), which has been derived from the unaudited, consolidated statement of operations of WKI Holding Company, Inc. as of March 28, 2004 prepared in accordance with GAAP. The OXO Interim Income Statement is unaudited and gives effect to certain pro forma adjustments as described in
Schedule 2.4(b). The OXO Interim Income Statement does not purport to be indicative of the results of operations which would actually have occurred if the Business operated on a stand-alone basis or which may be obtained in the future.

                           (c) Presented in Schedule 2.4(c) are the audited
consolidated balance sheet of WKI Holding Company, Inc. and its consolidated subsidiaries as of December 31, 2003 and the audited consolidated statements of operation and cash flow of WKI Holding Company, Inc. and its consolidated subsidiaries for the twelve month period ended December 31, 2003 (collectively, with the notes thereto, the "WKI Financial Statements") filed in the Annual Report on Form 10-K with the Securities and Exchange Commission on March 30, 2004. The WKI Financial Statements present fairly, in all material respects, the financial position, cash flows and results of operations of WKI Holding Company, Inc. and its consolidated subsidiaries as of and for the period set forth therein and have been prepared, in all material respects, in accordance with GAAP applied on a basis consistent with past practice, except as otherwise noted therein.

                           (d) Presented in Schedule 2.4(d) are the unaudited
consolidated balance sheet of WKI Holding Company, Inc. and its consolidated subsidiaries as of March 28, 2004 and the unaudited consolidated statements of operation and cash flow of WKI Holding Company, Inc. and its consolidated subsidiaries for the quarterly period ended March 28, 2004 (the "WKI Interim Financial Statements"). Except for any notes to the WKI Interim Financial Statements, the WKI Interim Financial Statements present fairly, in all material respects, the financial position, cash flows and results of operations of WKI Holding Company, Inc. and its consolidated subsidiaries as of and for the period set forth therein and has been prepared, in all material respects, in accordance with GAAP applied on a basis consistent with past practice, except as otherwise noted therein, and subject to normal, recurring year-end adjustments.


                  Section 2.5 No Undisclosed Liabilities. The liabilities and obligations set forth on Schedule 2.5 are the accrued liabilities, as of March 28, 2004, that would be reflected or reserved against in a balance sheet of the Business prepared in accordance with GAAP, consistently applied, as of such date. Except for liabilities (a) incurred in the ordinary course of business after March 28, 2004; (b) disclosed, reflected or reserved for on Schedule 2.5 or disclosed in any other section of the Disclosure Schedule; (c) incurred as a result of or in connection with the transactions contemplated hereby or (d) that represent executory obligations under any Contract, as of the date hereof, the Assumed Liabilities do not, and as of the Closing Date will not, include, any liabilities or obligations that would be required to be reflected or reserved against in a balance sheet of the Business prepared in accordance with GAAP.


                  Section 2.6 Absence of Certain Changes. Except as (a) disclosed or reflected on Schedule 2.6 or (b) contemplated by the transactions pursuant to this Agreement, from March 28, 2004 to the date hereof, (i) there has been no Business Material Adverse Effect and (ii) Seller has not, with respect to the Business, except with respect to any of the Excluded Assets or Excluded Liabilities, taken any action, which, if taken after the date hereof, would violate the provisions of Section 4.1.


                  Section 2.7 Litigation. Except as disclosed or reflected on
Schedule 2.7, as of the date hereof, there is no action, suit, hearing or proceeding pending or, to the knowledge of Seller, threatened, or, to the knowledge of Seller, no investigation pending, to which Seller is a party and relating to the Business, by or before any Governmental Entity that would have a Business Material Adverse Effect.

                  Section 2.8 No Default; Compliance with Applicable Laws; Permits.

                           (a) Seller is not, with respect to the Business, in
default or violation of any term, condition or provision of any applicable Law or Permit (as defined below), except for defaults or violations that would not have a Business Material Adverse Effect.

                           (b) Except as would not have a Business Material
Adverse Effect, Seller currently holds, with respect to the Business, all permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Entities (collectively, "Permits") necessary for the current use, occupancy and operation of its assets and the conduct of its business, and all such Permits are in full force and effect. Except as would not have a Business Material Adverse Effect, as of the date hereof, Seller has not received, with respect to the Business, any written notice from any Governmental Entity revoking, modifying or refusing to renew any Permit or providing notice of violations under any Permit.


                  Section 2.9 Taxes. Except as disclosed on Schedule 2.9:

                           (a) Seller, with respect to the Business, (i) has
timely filed, or there have been timely filed on its behalf, all Tax Returns required to be filed by it and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) has timely paid or accrued (in accordance with GAAP) all Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith and listed on Schedule 2.9.

                           (b) There are no pending federal, state, local or
foreign audits or examinations of any Tax Return of Seller, with respect to the Business and Seller has not received any written notice of such an audit or examination and no deficiencies for any Taxes have been proposed, threatened or assessed in writing against Seller with respect to the Business.

                           (c) There are no liens for Taxes upon the Purchased
Assets, except for (i) liens for Taxes not yet due and payable and (ii) liens for Taxes that are being contested in good faith and listed on Schedule 2.9.

                           (d) Seller has timely paid all Taxes payable by it
which arise from or with respect to the Purchased Assets or the Business and are incurred in or attributable to the taxable period (or portion thereof) ending on or before the close of business on the Closing Date which will have been required to have been paid on or prior to the Closing Date, the non-payment of which could result in the imposition of a lien on any Purchased Asset, could otherwise adversely affect the Purchased Assets or the Business or could result in Purchaser becoming liable or responsible therefor.

                           (e) No written claim has been received by Seller from
any Taxing Authority in a jurisdiction where Seller does not file tax returns that it is subject to taxation in such jurisdiction with respect to the Business.

                           (f) "Tax" or "Taxes" shall mean any and all taxes,
fees, levies or other assessments, including, without limitation, federal, state, local, or foreign income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, value added, license, net worth, payroll, franchise or similar taxes, imposed by any Taxing Authority together with any interest, penalties or additions to tax and additional amounts imposed with respect thereto. "Taxing Authority" shall mean any governmental entity responsible for the imposition or collection of any Taxes. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes.

                           (g) The representations and warranties set forth in
this Section 2.9 shall constitute Seller's only representations with respect to Taxes.

                  Section 2.10 ERISA.

                           (a) Each "employee benefit plan" within the meaning
of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, termination indemnity or severance, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee or former employee of the Business, or the beneficiaries and dependents of any employee or former employee of the Business (individually, a "Plan" and collectively, the "Plans"), has been listed on Schedule 2.10.

                           (b) Seller has made available to Purchaser copies of
each of the Plans or summaries thereof, including all amendments thereto to date. Except as required by applicable law or as disclosed on Schedule 2.10, since December 31, 2003, there have been no amendments or other changes in such Plans which would increase coverage or benefits thereunder in any material respect. Neither Seller nor any person that is treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (an "ERISA Affiliate") (i) is, or has, participated in any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or (ii) has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

                           (c) There does not now exist, nor do any
circumstances exist that would reasonably be expected to result in, any liability under (i) Title IV of ERISA, (ii) Section 302 of ERISA or (iii) Sections 412 and 4971 of the Code that would be a liability of the Business or Purchaser following the Closing. Further, Seller and the ERISA Affiliates have complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B ("COBRA"), the provisions of Section 701 et seq. of ERISA and Subtitle K of the Code, Sections 1171 through 1179 of the Social Security Act (relating generally to privacy, security and electronic transfer of health information) and the Health Insurance Portability and Accountability Act of 1996, except where such non-compliance would not give rise to a Business Material Adverse Effect.

                           (d) No work stoppage or labor strike against the
Business or Seller, with respect to the Business, is pending, threatened or reasonably anticipated. There is no collective bargaining agreement or union contract which Seller or the Business is presently a party to, or bound by (or which is currently being negotiated) with respect to employees who exclusively work for the Business.

                           (e) The representations and warranties set forth in
this Section 2.10 shall constitute Seller's only representations with respect to the Plans and employee benefits matters.

                  Section 2.11 Intellectual Property.

                           (a) Except as set forth on Schedule 1.1(a)(vii) and
Schedule 2.13, Seller owns and possesses all right, title and interest in, free and clear of all Encumbrances, or has a license or other right to use, all of the Transferred Intellectual Property. Schedule 1(a)(vii) sets forth a list of
(i) all patented and registered Transferred Intellectual Property; (ii) all pending patent applications and applications for the registration of other Transferred Intellectual Property; (iii) all material trade and corporate names owned or used, in each case, exclusively, by the Business and included in the Transferred Intellectual Property; and (iv) all computer software (other than mass-marketed software subject to "click-through" or "shrinkwrap" licenses or having a license fee of less than $50,000) owned or used, in each case, exclusively, by the Business and included in the Transferred Intellectual Property. Except as set forth on Schedule 1.1(a)(vii) and Schedule 2.13, there is not pending, or to Seller's knowledge, threatened against Seller and affecting the Business any claim by any third party contesting the validity, enforceability, use or ownership of any Transferred Intellectual Property. Except as set forth on Schedule 1.1(a)(vii) and Schedule 2.13, Seller has not received any written notice, within the two (2) years prior to the date hereof, from any third party of any infringement or misappropriation by any third party with respect to any of the Transferred Intellectual Property. Except as set forth on Schedule 1.1(a)(vii) and Schedule 2.13, with respect to the Business, and to Seller's knowledge, Seller has not materially infringed or misappropriated any intellectual property rights of any third party, and no third party is infringing or misappropriating any material Transferred Intellectual Property. Except as set forth on Schedule 1.1(a)(vii) and Schedule 2.13, with respect to the Business, and to Seller's knowledge, Seller has not infringed, upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect, and, within the two (2) years prior to the date hereof, Seller has not received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or violation (including any written claim that any of Seller must license or refrain from using any intellectual property rights of any third party). Except as set forth on Schedule 1.1(a)(vii), to the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or violated any of the Transferred Intellectual Property in any material respect.

                           (b) To the knowledge of Seller, all patents set forth
in Schedule 1.1(a)(vii) have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Entity and have not lapsed, expired or been abandoned.

                           (c) Except as set forth on Schedule 1.1(a)(vii) and
Schedule 2.13, to the knowledge of Seller, (i) there are no inventorship challenges to any of the patents set forth in Schedule 1.1(a)(vii), (ii) no interference has been declared or provoked relating to any such patents and
(iii) all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any such patent have been paid in the correct entity status amounts, with respect to such patents that have issued.

                           (d) Seller has taken commercially reasonable and
customary measures and precautions necessary to protect and maintain the confidentiality of all trade secrets.

                           (e) All current and former consultants and
independent contractors who are material to the Business who are or were involved in the creation of or development of any Transferred Intellectual Property have entered into commercially reasonable agreements relating to the confidentiality of such matters and that assign the consultant's or independent contractor's inventions developed for the Business to Seller.


                  Section 2.12 Contracts. Each of the Contracts is in full force and effect, except where the failure to be in full force and effect would not have a Business Material Adverse Effect, and there are no existing defaults by Seller thereunder, which default would result in a Business Material Adverse Effect. Except as set forth on Schedule 2.12 or to the extent it would not result in a Business Material Adverse Effect, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default under any of the terms, conditions or provisions of any Contract.


                  Section 2.13 Title to Assets. Seller has good and valid title to or, in the case of leased properties and assets, valid leasehold interests in all of its properties and assets (tangible and intangible) included in the Purchased Assets, in each case free and clear of all Encumbrances, except for
(a) the items listed on Schedule 2.13; (b) zoning laws and other land use restrictions that do not materially impair the present use or occupancy of the property subject thereto; (c) any Encumbrances for Taxes, assessments and other governmental charges not yet due and payable; (d) any mechanics', workmen's, repairmen's, warehousemen's, carriers' or other similar Encumbrances arising in the ordinary course of business, consistent with past practice or being contested in good faith; and
(e) any Encumbrances that, individually or in the aggregate, are less than $50,000 ((a) through (e) collectively, the "Permitted Encumbrances").


                  Section 2.14 Legal Compliance. With respect to the operations of the Business, Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Business Material Adverse Effect.


                  Section 2.15 Real Property.

                           (a) Seller owns no real property that is used
exclusively in connection with the Business.

                           (b) The real property leased under the Real Property
Lease is the only real property that is leased by Seller and such leased premises are used exclusively by the Business. With respect to the Real Property
Lease:

                                    (i) the lease is valid, binding, in full
         force and effect in all material respects and enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally;

                                    (ii) to Seller's knowledge, (i) no party to
         the Real Property Lease is in material breach or default thereunder and
         (ii) no event has occurred which, with notice or lapse of time, would constitute a material breach or default thereunder; and

                                    (iii) Seller has not assigned, transferred,
         conveyed or mortgaged any of its interest in the Real Property Lease.


                  Section 2.16 Affiliate Transactions. Except as disclosed in
Schedule 2.16 and 2.18, (a) neither Seller nor any of its subsidiaries (excluding the Business) provides or causes to be provided any material assets, goods, services or facilities used or held for use in connection with the Business, and (b) the Business does not provide or cause to be provided any material assets, goods, services or facilities to Seller or any of its subsidiaries (excluding the Business).


                  Section 2.17 Inventory. The value of the Inventory as of March 28, 2004, computed in accordance with GAAP, consistently applied, was $17,555,000.


                  Section 2.18 Sufficiency of Assets. Other than the assets, properties and services identified on Schedule 2.18, the Purchased Assets include all of the assets and properties that are presently used by Seller in the conduct of the Business, subject to obtaining the required consents listed on Schedule 2.12.


                  Section 2.19 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Dresdner Kleinwort Wasserstein, whose fees and expenses will be paid by Seller in accordance with the agreement with such firm.


                  Section 2.20 No Other Representations or Warranties. EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS ARTICLE II, (A) SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR

FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (B) SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, OTHER REPRESENTATION OR WARRANTY REGARDING THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE BUSINESS AND (C) THE PURCHASED ASSETS, THE ASSUMED LIABILITIES AND THE BUSINESS BEING TRANSFERRED TO PURCHASER ARE CONVEYED ON AN "AS IS, WHERE IS" BASIS AS OF THE CLOSING, AND PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

             Purchaser represents and warrants to Seller as follows:

                  Section 3.1 Organization. Each of Purchaser and Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not reasonably be expected to hinder, impair or delay Purchaser's ability to consummate the transactions or Guarantor's obligations contemplated by this Agreement. Each of Purchaser and Guarantor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to hinder, impair or delay Purchaser's ability to consummate the transactions or Guarantor's obligations contemplated by this Agreement.


                  Section 3.2 Authorization; Validity of Agreement. Each of Purchaser and Guarantor has full corporate power and authority to execute and deliver this Agreement and, to the extent applicable, the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Purchaser and Guarantor of this Agreement and, to the extent applicable, the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and no other corporate proceedings on the part of Purchaser and Guarantor are necessary to authorize the execution and delivery by Purchaser and Guarantor of this Agreement or, to the extent applicable, the Ancillary Agreements and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and upon execution thereof, to the extent applicable, each Ancillary Agreement will be, duly executed and delivered by each of Purchaser and Guarantor and (assuming due and valid authorization, execution and delivery hereof and thereof by Seller), to the extent applicable, is a valid and binding obligation of each of Purchaser and Guarantor enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


                  Section 3.3 Consents and Approvals; No Violations. Except for filings pursuant to the HSR Act, neither the execution, delivery or performance of this Agreement or, to the extent applicable, the Ancillary Agreements by Purchaser and Guarantor nor the consummation by Purchaser and Guarantor of the transactions contemplated hereby or thereby will (a) violate any provision of the articles of incorporation or by-laws of Purchaser or Guarantor; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or Guarantor is a party or by which it or any of its properties or assets may be bound; (c) violate any Law applicable to Purchaser or Guarantor or any of their properties or assets or (d) require on the part of Purchaser or Guarantor any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (b), (c) or (d) for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals, the failure of which to obtain would not reasonably be expected to hinder, impair or delay Purchaser's ability to consummate the transactions or Guarantor's obligations contemplated by this Agreement.


                  Section 3.4 Sufficient Funds; Solvency. Purchaser has available to it funds, which together with the amount of the financing contemplated by the commitment letter of Bank of America, N.A,. and Banc of America Securities LLC, dated the date hereof, a copy of which has been provided to Seller (together with the related fee letter, the "Commitment Letter") are sufficient (assuming such financing arrangements are funded in full) to enable Purchaser to consummate the transactions contemplated hereby. Prior to the execution of this Agreement, Purchaser has delivered to Seller a true and complete copy of the Commitment Letter which has been fully executed by the parties and which is in full force and effect as of the date hereof. Upon the consummation of the transactions contemplated hereby, (i) Purchaser will not be insolvent as defined in Section 101 of Title 11 of the United States Code, (ii) Purchaser will not be left with unreasonably small capital, (iii) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (iv) the capital of Purchaser will not be impaired. The Purchase Price is a reasonably equivalent value in exchange for the Purchased Assets.


                  Section 3.5 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Banc of America Securities LLC, whose fees and expenses will be paid by Purchaser in accordance with the agreement with such firm.


                  Section 3.6 Investigation by Purchaser. In entering into this Agreement, Purchaser:


                          (a) acknowledges that, except as otherwise expressly
provided herein, neither Seller nor any of its directors, officers, employees, affiliates, agents, advisors or representatives make or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any estimates, projections, forecasts or other forward-looking information) provided or made available to Purchaser or its agents or representatives (including, without limitation, in any management presentations, information, offering or descriptive memorandum, supplemental information or other materials or information with respect to any of the above);

                           (b) agrees, to the fullest extent permitted by Law,
that neither Seller nor any of its directors, officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to Purchaser on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Purchaser, except that the foregoing limitations shall not apply to Seller to the extent Seller makes the specific representations and warranties set forth in Article II of this Agreement, but always subject to the limitations and restrictions contained herein; and

                           (c) acknowledges that it has had the opportunity to
visit Seller and meet with its officers and other representatives to discuss the Business and the assets, liabilities, financial condition, cash flow and operations of the Business; and that all materials and information provided to Purchaser to date have been provided to Purchaser's reasonable satisfaction.


                                   ARTICLE IV

                                    COVENANTS

                  Section 4.1 Interim Operations. Seller covenants and agrees that, except (i) as contemplated by this Agreement; (ii) as required by Law;
(iii) as disclosed in the Disclosure Schedule; or (iv) with the prior written consent of Purchaser, such consent not to be unreasonably withheld, after the date hereof and prior to the Closing Date:

                           (a) Seller shall use reasonable efforts consistent
with Seller's past practices to preserve the Business intact in all material respects and generally conduct the Business in the ordinary course of the Business consistent with past practice;

                           (b) Seller shall not sell, lease or dispose of any
assets or properties included in the Purchased Assets (other than Inventory in the ordinary course of business consistent with past practices);

                           (c) Seller shall not, with respect to the Business,
do any act or omit to do any act whereby any Transferred Intellectual Property may lapse, become abandoned, dedicated to the public, or unenforceable, or enter into any material commitment, transaction, contract or agreement concerning the Transferred Intellectual Property;

                           (d) Seller shall not grant any bonus, salary
increase, severance or termination pay to, or otherwise increase the compensation or benefits of, any employees of the Business, except obligations pursuant to any existing Plans;

                           (e) Seller shall not, with respect to the Business,
change in any material respect any of the accounting principles, methods or practices used by it (except as required by GAAP);

                           (f) Seller shall not, with respect to the Business,
modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract;

                           (g) Seller shall not permit any of the Purchased
Assets to become subjected to any Encumbrance other than the Permitted Encumbrances;

                           (h) Seller shall not, with respect to the Business,
enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) other than the Real Property Lease or modify, amend, terminate or fail to exercise any right to renew the Real Property Lease;

                           (i) Seller shall not, with respect to the Business,
commit to make as of a date subsequent to the Closing any capital expenditure which individually is in excess of $100,000, except capital expenditures reasonably required in the event of exigent circumstances or which are funded by insurance or other third parties;

                           (j) Except for the persons listed on Schedule 4.1(j),
with respect to the Business, Seller shall not hire any new employee with an annual base salary in excess of $75,000, promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any consultant or independent contractor pursuant to a binding commitment that is non-terminable without the payment of fees in excess of a minimum of $75,000;

                           (k) Seller shall not, with respect to the Business,
adopt, enter into, or amend any Plan, except (i) as required pursuant to contractual arrangements in effect as of the date hereof or as required or permitted under this Agreement, (ii) as required by applicable law or (iii) as may apply to any employee other than employees or former employees of the Business;

                           (l) Seller shall not, with respect to the Business,
change in any material respect any of its co-op advertising policies, product return policies, product maintenance policies, service policies, product modification or upgrade policies, or personnel policies;

                           (m) Seller shall not, with respect to the Business,
authorize or enter into an agreement to do any of the foregoing.

                  Notwithstanding the provisions of this Section 4.1, nothing in this Agreement shall prevent Seller from engaging in any activity with respect to any of its businesses other than the Business.

                  Section 4.2 Access to Information; Books and Records.


                           (a) Seller shall afford Purchaser's officers,
employees, accountants and counsel reasonable access during normal business hours throughout the period prior to the Closing Date or the date of termination of this Agreement, to the properties, contracts, commitments, books and records related exclusively to the Business (other than tax and accounting records) and to use its reasonable efforts to cause its representatives to furnish promptly to Purchaser such additional financial and operating data and other information exclusively related to the Business and the Purchased Assets as Purchaser or its duly authorized representatives may from time to time reasonably request; provided, however, that nothing herein shall require Seller to disclose any information to Purchaser if such disclosure (i) would cause significant competitive harm to Seller or its affiliates if the transactions contemplated by this Agreement are not consummated, (ii) would contravene any Law, fiduciary duty or agreement entered into prior to the date of this Agreement or the provisions of any confidentiality agreement to which Seller is or becomes a party, or (iii) jeopardize any attorney-client or other similar privilege. All requests for such access shall be made to such representatives of Seller as Seller shall designate in writing to Purchaser. It is further understood and agreed that neither Purchaser nor its representatives shall contact any of the employees, customers or suppliers of the Business in connection with the transactions contemplated hereby without the prior authorization of Seller; provided, however, that with respect to a request by Purchaser to Seller regarding contacting employees of the Business, such authorization shall not be unreasonably withheld.

                           (b) Purchaser will hold any such information in
accordance with the provisions of the Confidentiality Agreement between WKI Holding

Company, Inc. and Purchaser, dated as of February 5, 2004 (the "Confidentiality Agreement"), without regard to the time limit set forth in paragraph (11) thereof; provided, Seller acknowledges that Purchaser shall be permitted to file a copy of the Agreement with the Securities and Exchange Commission.

                           (c) Both parties agree that they shall preserve and
keep all the Business books and records (together with the other books and records of the Business, the "Books and Records") in their possession for a period of at least five years from the Closing Date. Both parties agree that they will, to the extent permitted by Law and existing agreements, cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) after the Closing Date which are necessary or useful in connection with the preparation of any financial statements and the audit or review by Purchaser's or Seller's independent auditors, any Tax inquiry, audit, investigation or dispute or any claim, litigation or investigation (including any claim or litigation between Purchaser and Seller) or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party reviewing such Books and Records shall bear all of the out-of-pocket costs and expenses (excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. Seller may require certain financial information relating to the Business for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign Tax Returns and other governmental reports, and Purchaser agrees to furnish such information to Seller at Seller's request and expense. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business or the Purchased Assets for any taxable period (or portion thereof) prior to the Closing Date.


                  Section 4.3 Publicity. Prior to the Closing, neither Purchaser nor Seller nor any of their respective affiliates, representatives or financial advisors shall issue or cause the publication of any press release with respect to the transactions contemplated hereby or this Agreement without the prior agreement of the other party, except as may be required by Law. The initial press releases with respect to the execution of this Agreement shall be reasonably acceptable to Purchaser and Seller.

                  Section 4.4 Approvals and Consents; Cooperation; Notification.

                           (a) The parties hereto shall use their respective
commercially reasonable efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers required in order to consummate the transactions contemplated by this Agreement. Each party further agrees to use its reasonable best efforts to ensure that the conditions set forth in Article V are satisfied insofar as such matters are within the control of such party.

                           (b) Seller and Purchaser shall take all actions
necessary to file as soon as practicable, but in no event more than ten (10) days after the signing of this Agreement, all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, with the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity and under the HSR Act and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its affiliates to dispose, transfer or hold separate any material assets or material operations, or to commit to dispose of any material Purchased Assets; (ii) to discontinue or cause any of its affiliates to discontinue offering any material product or material service, or to commit to cause the Business to discontinue offering any material product or material service; or (iii) to make any commitment (to any Governmental authority or otherwise) to limit in any material respect, or place any material conditions on, the ownership or operation by Purchaser or any of its affiliates of any portion of the Business or any product of the Business.

                           (c) Seller shall give prompt notice to Purchaser of
the occurrence of any Business Material Adverse Effect, and Purchaser shall give prompt notice to Seller of any circumstances that would reasonably be expected to hinder, impair or delay Purchaser's ability to consummate the transactions contemplated by this Agreement. Each of Seller and Purchaser shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

                  Section 4.5 Further Assurances. Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement; provided, however, that with respect to Intellectual Property transferred and owned by Seller, Seller's obligation shall be limited to execution of an assignment or assignments relating thereto, and, for the avoidance of doubt, shall not include the transfer of any registrations. All remittances, mail and other communications relating to the Excluded Assets or Excluded Liabilities received by Purchaser or the officers and directors of Purchaser, at any time after the Closing Date shall be immediately turned over to Seller. All remittances, mail and other communications relating to the Purchased Assets or Assumed Liabilities received by Seller or the officers and directors of Seller, at any time after the Closing Date shall be immediately turned over to Purchaser.


                  Section 4.6 Supplements to the Disclosure Schedule. From time to time prior to the Closing, Seller will promptly supplement or amend the sections of the Disclosure Schedule with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described therein. Except with respect to a supplement or amendment objected to in writing by Purchaser within five (5) business days thereof in its sole and absolute discretion, such supplement or amendment shall be deemed to qualify or amend any representation or warranty or cure any breach of any representation or warranty made in this Agreement.


                  Section 4.7 Insurance Coverage. Effective as of the Closing, the Purchased Assets shall cease to be insured by Seller's insurance policies, and Purchaser and its affiliates shall have no rights or obligations with respect to any such policies.


                  Section 4.8 Seller's Names. Notwithstanding any other provision of this Agreement to the contrary, no interest in or right to use the name "World Kitchen" or "World Kitchen (GHC), LLC", "General Housewares Corp.", or any other corporate name of Seller or its affiliates (other than those listed on Schedule 4.8), or any logo, trademark, service mark, domain name or trade name or any derivation thereof of Seller or its affiliates with respect to, or associated with, the foregoing or any not included in the Transferred Intellectual Property (collectively, the "Retained Names and Marks") is being transferred to Purchaser pursuant to the transactions contemplated hereby, and, except as expressly provided below, the use of any Retained Names and Marks in connection with the Business shall cease as of the Closing Date. Purchaser will, and will cause its affiliates to as promptly as reasonably practicable following the Closing Date, but in any event within twelve (12) months thereafter, remove or obliterate all the Retained Names and Marks from its labels and packaging. For a period of twelve (12) months after the Closing Date, Purchaser may use any labels or packaging existing on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto, including, labels on any inventory or packaging on hand as of the Closing Date or ordered within a reasonable period following the Closing Date. Purchaser will, and will cause its affiliates to as promptly as reasonably practicable following the Closing Date, but in any event within 60 days thereafter, remove or obliterate all the Retained Names and Marks from its signs, purchase orders, invoices, sales orders, letterheads, shipping documents and other items and materials of the Business and otherwise. Notwithstanding the foregoing, for a period of sixty (60) days after the Closing Date, Purchaser may use any purchase orders, invoices, sales orders, letterheads or shipping documents existing on the Closing Date that bear any Retained Name or Mark or any name, mark or logo similar thereto; provided, however, that such items shall be stickered or otherwise marked to clearly indicate that none of Seller or any of its affiliates are party to such documents. Notwithstanding the foregoing, Purchaser agrees that Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by Purchaser or any affiliate thereof of any Retained Name or Mark after the Closing Date, and Purchaser agrees to indemnify and hold harmless Seller from any and all Losses (as defined herein) that may arise out of the use thereof by Purchaser or any affiliate thereof. For the avoidance of doubt, any use of the Retained Names and Marks in connection with the Transitional Services Agreement shall not be deemed to be a violation of this provision.


                  Section 4.9 [Intentionally Omitted].



                  Section 4.10 Employees.

                           (a) No later than five (5) days prior to the Closing
Date, Purchaser shall offer employment, in writing, to each of the employees of the

Business listed on Schedule 4.10 (the "Affected Employees") on substantially similar terms and conditions as the terms and conditions of similarly situated employees of Purchaser. Affected Employees who accept the foregoing offer of employment with Purchaser and are employed by Purchaser immediately after the Closing shall be referred to as "Transferred Employees". Notwithstanding anything in this Agreement to the contrary, Purchaser shall be responsible for payment of any severance costs or payments arising in connection with the termination of employment of any Affected or Transferred Employee who does not accept Purchaser's offer of employment or is terminated by Seller on the Closing Date or by Purchaser on or after the Closing Date pursuant to the Seller's severance plan described on Schedule 4.10.

                           (b) Effective as of the Closing Date, Purchaser shall
provide the Transferred Employees with employee benefits which are substantially similar to those provided to similarly situated employees of Purchaser. Such benefits shall be provided either under new or existing employee benefit plans and arrangements established by Purchaser or any Affiliate of Purchaser for the Transferred Employees (individually, a "Purchaser's Plan and collectively, the "Purchaser's Plans"). Each Transferred Employee shall be given service credit under the Purchaser's Plans for all service prior to the Closing Date with Seller or its subsidiaries for purposes of: (i) determining eligibility and vesting but not for purposes of benefit accrual under the Purchaser's Plans that are intended to meet the requirements of Code Section 401(a); (ii) satisfying any waiting periods under the Purchaser's Plans that provide health care benefits, group term life insurance or disability insurance; (iii) determining severance pay benefits and, subject to Section 4.10(g) below with respect to calendar year 2004, available vacation days under the respective Purchaser's Plan that provides such benefits.

                           (c) Purchaser will provide each Transferred Employee
with credit for any co-payments and deductibles paid under the Seller's Plans that contain health care benefits for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Purchaser's Plans that contain health care benefits for the Purchaser's Plan year that includes the Closing Date; provided, such co-payments and deductibles were paid during the Seller's Plan year that includes the Closing Date and were paid prior to the Closing Date.

                           (d) Immediately prior to the Closing, Seller shall
cause the account balances and accrued benefits of the Transferred Employees in each Plan that is intended to meet the requirements of Code Section 401(a) to be fully vested.

                           (e) Purchaser shall only be responsible for providing
the notices and making available the health care continuation coverage required by COBRA for Transferred Employees and their respective covered dependents, whose qualifying events (as defined in Code Section 4980B) occur on or after the Closing Date.

                           (f) As soon as practicable after the Closing, Seller
will provide Purchaser with such employee information and census data as is reasonably necessary for Purchaser to comply with its obligations under this Agreement and the Purchaser's Plans.

                           (g) For calendar year 2004, Purchaser shall credit
each Transferred Employee with a number of vacation days equal to the number of vacation days such Transferred Employee had earned under the vacation pay policy of Seller for calendar year 2004 which remain unused and unpaid as of the Closing Date. The vacation days so credited may be used by Transferred Employees during calendar year 2004 under Purchaser's general vacation policies, subject to applicable law. From and after December 31, 2004, Transferred Employees will be granted vacation days in accordance with Purchaser's general vacation policy applicable to similarly situated employees of Purchaser.

                  Section 4.11 Release of Liens. Concurrently with the Closing, Seller shall at its sole cost and expense use its reasonable best efforts to obtain a full and unconditional release of any Encumbrances on the Purchased Assets under Seller's current credit agreements and facilities identified on
Schedule 2.13 from the lenders and trustees under such credit agreements. Seller shall use its reasonable best efforts to obtain and file prior to or concurrently with Closing UCC-3 financing statements or similar filings in non-US jurisdictions and provide such other documents, and take such further action, as may be reasonably required in order to release the Encumbrances created under such credit agreement.

                  Section 4.12 Financing.

                           (a) Seller shall, and shall cause its officers and
directors to, reasonably cooperate in connection with Purchaser obtaining the financing necessary to consummate the transactions contemplated hereby (the "Financing"), including by (i) providing direct contact between prospective lenders and certain of the officers and directors of Seller, (ii) providing reasonable assistance in preparation of confidential information, memoranda and other materials to be used in connection with obtaining the Financing and (iii) providing assistance in the preparation for, and participating in, meetings, due diligence sessions, and similar presentations to and with, among others, prospective lenders.

                           (b) Purchaser shall use its reasonable best efforts
to obtain, as promptly as possible and on or before June 1, 2004, and have available at the Closing, the Financing, on the terms set out in the Commitment Letter (including any adjustments contemplated by the fee letter with respect thereto) or on terms no less favorable to Purchaser than those set forth in the Commitment Letter, or substantially equivalent financing, so as to have available at the Closing all funds necessary to consummate the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, Purchaser covenants that it will use the Financing and its own funds as contemplated by the Commitment Letter to consummate the transactions contemplated by this Agreement. Purchaser will not, and will cause its affiliates not to, waive or amend any of its or its affiliates' material rights under the Commitment Letter if such waiver or amendment would adversely impact or delay in any material respect the satisfaction of the condition set forth in
Section 5.2.

                           (c) Purchaser will from time to time provide such
information as Seller may reasonably request regarding the status of the Financing and related negotiations.

                  Section 4.13 Non-Competition; No Solicitation.

                           (a) For a period of two (2) years after the Closing
Date, Seller will not, and will not permit any of its direct or indirect subsidiaries to, engage, directly or indirectly, in the manufacture and sale of products which are substantially comparable as to design, quality, function and anticipated retail selling price (which in no event shall be deemed to be less than the current normal retail selling price of such products) to those products bearing the OXO GoodGrips trademark presently sold or marketed by the Business (the "Restricted Activities") in any geographic area in which the Business presently sells OXO GoodGrips products, as of the date hereof (the "Restricted Territory"). Notwithstanding anything in this Section 4.13 to the contrary, none of the following shall be deemed Restricted Activities or shall otherwise violate the provisions of this Section 4.13:

                                    (i) ownership of securities having no more
         than five percent (5%) of the outstanding voting power of any company listed on any national securities exchange or traded actively in the national over-the-counter market;

                                    (ii) ownership and/or operation of any
         business, less than 25% of the revenues of which are comprised of business activities that could constitute Restricted Activities and the aggregate revenues from the Restricted Activities do not exceed $5,000,000 in any 12 month period; provided that Seller or its affiliates may make an acquisition of any business, the revenues of which are comprised of 25% or more of business activities which are competitive with the Restricted Activities (a "Relevant Acquisition"), so long as within six(6) months of the consummation of such Relevant Acquisition, Seller or its affiliates have disposed of (or ceased operating) the entity or portion thereof whose business constituted the Restricted Activities; or

                                    (iii) the sale of any products by Seller's
         retail stores which are in the inventory of such stores or in transit thereto as of the Closing Date or which are sold to Seller by Purchaser (or its affiliates) or any transferee of the Business from and after the Closing Date.

Notwithstanding anything in this Agreement to the contrary, this Section 4.13(a) shall not be binding on any person or entity who acquires all or a substantial part of the assets or capital stock of the Seller by means of a merger, purchase of assets, purchase of stock or otherwise in respect of the businesses owned by such Person and its affiliates as of the date of such acquisition.

                           (b) For a period of two (2) years after the Closing
Date, Seller will not, and will not permit any of its affiliates to, employ, hire or retain as a consultant or independent contractor any of the Transferred Employees; provided that (x) this Section 4.13(b) shall not apply to any employee if such employee's employment has been terminated for a period of at least twelve (12) months, and (y) non-directed newspaper or internet help wanted advertisements shall not be considered solicitations under this Section 4.13(b).

                           (c) For a period of two (2) years after the Closing
Date, the Purchaser will not, and will not permit any of its affiliates to, employ, hire or retain as a consultant or independent contractor any employee of Seller; provided that (x) this Section 4.13(b) shall not apply to any employee if such employee's employment has been terminated for a period of at least twelve (12) months, and (y) non-directed newspaper or internet help wanted advertisements shall not be considered solicitations under this Section 4.13(b).

                           (d) If the final judgment of a court of competent
jurisdiction declares that any term or provision of this Section 4.13 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  Section 4.14 Financial Statements.

                           (a) Seller shall commence, promptly following the
execution of this Agreement, and Seller will use its reasonable efforts to provide to Purchaser within sixty (60) days after the Closing Date, financial statements of the Business and related documents that meet the requirements of
Item 7(a) of Securities and Exchange Commission Form 8-K, as may be limited as set forth below, including the following documents:

                                    (i) Financial statements of the Business for
         the periods specified in Rule 3-05(b) of Regulation S-X promulgated by the Securities and Exchange Commission, which shall be prepared pursuant to Regulation S-X, except that supporting schedules need not be prepared (the "Business Financial Statements");

                                    (ii) a manually signed accountants' report
         from Deloitte & Touche LLP meeting the requirements of Section 2-02 of Regulation S-X; and

                                    (iii) a manually signed consent of Deloitte
         & Touche LLP to the inclusion of all financial statements pursuant to
         Section 4.14(a)(i) and Deloitte & Touche LLP's report thereon referred to in Section 4.14(a)(ii).

Purchaser shall use its reasonable efforts to take any actions Seller may reasonably request to reduce the scope and content of the Business Financial

Statements and other information required to be provided by Purchaser to the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement.

                           (b) Seller shall cooperate with, and provide all
information and documents reasonably requested by, Purchaser regarding the Business in order to assist Purchaser in the preparation of the pro forma financial information required by Item 7(b) of Securities and Exchange Commission Form 8-K.

                           (c) Purchaser agrees to reimburse Seller for all
third party fees, costs and expenses incurred in connection with this Section 4.14, including, but not limited to, the fees and expenses of Deloitte & Touche LLP.



                  Section 4.15 Transitional Services. Seller agrees to provide transitional services pursuant to the form of Transitional Services Agreement in the form attached as Exhibit A. Purchaser and Seller shall negotiate in good faith prior to the Closing Annex A to the Transitional Services Agreement which services shall be, except as set forth on Exhibit A, consistent with the nature and type of services provided by Seller for the Business prior to the date hereof, including, but not limited to, the services described on Schedule 4.15.


                                   ARTICLE V

                                   CONDITIONS

                  Section 5.1 Conditions to Each Party's Obligation to Effect the Closing. The obligations of Seller, on the one hand, and Purchaser, on the other hand, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:


                           (a) no Governmental Entity shall have issued any
order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the material transactions contemplated by this Agreement; and

                           (b) any waiting period applicable to the transactions
contemplated hereby under the HSR Act shall have expired or been terminated.


                  Section 5.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) of the following further conditions:


                           (a) the representations and warranties of Seller
shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate would not have a Business Material Adverse Effect (it being understood that, for purposes of determining the accuracy of representations and warranties, (i) for purpose of this Section 5.2(a) all "Business Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement and which is objected to by Purchaser pursuant to Section 4.6 shall be disregarded);

                           (b) Seller shall have performed in all material
respects its obligations hereunder required to be performed by it at or prior to the Closing Date;

                           (c) Purchaser shall have received a certificate
signed by an officer of each Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied;

                           (d) Purchaser shall have received the proceeds of the
financing arrangements contemplated by the Commitment Letter (taking into account any adjustments contemplated by the fee letter with respect thereto) or other financing on terms and conditions no less favorable in any material respect to Purchaser than those contained in the Commitment Letter (taking into account any adjustments contained in the fee letter with respect thereto);

                           (e) Seller shall have executed and delivered the Bill
of Sale;

                           (f) Seller shall have executed and delivered the
Transitional Services Agreement;

                           (g) Seller shall have executed and delivered the Real
Property Lease Assignment and Assumption Agreement;

                           (h) Seller shall have executed and delivered the
Supply Agreement; and

                           (i) Seller shall have executed and delivered a
certificate of non-foreign status for each of WKI Holding Company, Inc. and World Kitchen, Inc.


                  Section 5.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following further conditions:


                           (a) the representations and warranties of Purchaser
shall be true and accurate as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate would not hinder, impair or delay Purchaser's ability to consummate the transactions contemplated by this Agreement;

                           (b) Purchaser shall have performed in all material
respects all of the obligations hereunder required to be performed by Purchaser at or prior to the Closing Date;

                           (c) Seller shall have received a certificate signed
by an officer of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied;

                           (d) Purchaser shall have executed and delivered the
Supply Agreement;

                           (e) Purchaser shall have executed and delivered the
Assumption Agreement; and

                           (f) The amendments to the Credit Agreement, dated as
of January 31, 2003, among WKI Holding Company, Inc., the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent and Collateral Agent and the Revolving Credit Agreement, dated as of January 31, 2003, among WKI Holding Company, Inc., the Lenders party thereto and JPMorgan Chase Bank, as Administrative Agent and Collateral Agent, providing for the release of the Purchased Assets and certain related matters shall be effective.


                                   ARTICLE VI

                                 INDEMNIFICATION

                  Section 6.1 Indemnification.


                           (a) Indemnification by Seller. Subject to the limits
set forth in this Section 6.1, Seller agrees to indemnify, defend and hold Purchaser, its officers, directors and affiliates, harmless from and in respect of any and all losses, damages, costs and reasonable expenses, including reasonable expenses of investigation and reasonable fees and disbursements of counsel, but excluding special damages, consequential damages, lost profits or punitive or similar damages (collectively, "Losses"), that they may incur arising out of or due to (i) any inaccuracy in any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement; provided, however, that Seller shall have no liability as a result of the breach of or inaccuracy in any representation or warranty to the extent that Purchaser had actual knowledge that such representation or warranty was untrue or incorrect prior to the Closing Date, or (ii) the Excluded Liabilities.

                           (b) Indemnification by Purchaser. Subject to the
limits set forth in this Section 6.1, Purchaser agrees to indemnify, defend and hold Seller, its officers, directors and affiliates, harmless from and in respect of any and all Losses that they may incur arising out of or due to (i) any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement; provided, however, that Purchaser shall have no liability as a result of the breach of or inaccuracy in any representation or warranty to the extent that Seller had actual knowledge that such representation or warranty was untrue or incorrect prior to the Closing Date, (ii) the Assumed

Liabilities or (iii) the ownership or operation of the Purchased Assets or the Business after the Closing Date.

                           (c) Representations and Warranties; Limits on
Indemnification. The several representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter for a period of one year from the Closing Date; provided that the representations and warranties set forth in Section 2.13 shall survive indefinitely, and the representations and warranties set forth in Section 2.9 and Section 2.10 shall survive for the applicable statute of limitations. Anything to the contrary contained herein notwithstanding, (i) (A) none of Purchaser or its officers, directors or affiliates shall be entitled to recover from Seller for breaches of or inaccuracies in representations or warranties unless and until the total of all such persons' Losses with respect to such inaccuracies or breaches exceeds $2,000,000 and then only for the amount by which the total of all such Losses exceeds $2,000,000 and (B) none of Purchaser or its officers, directors, agents or affiliates shall be entitled to recover from Seller for breaches of or inaccuracies in representations or warranties, and Seller shall have no liability to such persons for any such inaccuracies or breaches for, more than $34,000,000 provided the limitations in Section 6.1(c)(i) shall not apply to the indemnification for Losses in respect of matters described in Section 6.1(a)(ii) or the representation and warranty contained in Section 2.13 and (ii) (A) none of Seller or its officers, directors or affiliates shall be entitled to recover from Purchaser for breaches of or inaccuracies in representations or warranties unless and until the total of all such persons' Losses with respect to such inaccuracies or breaches exceeds $2,000,000 and then only for the amount by which the total of all such Losses exceeds $2,000,000 and (B) none of Seller or its officers, directors, agents or affiliates shall be entitled to recover from Purchaser for breaches of or inaccuracies in representations or warranties, and Purchaser shall have no liability to such persons for such inaccuracies or breaches for, more than $34,000,000 except with respect to the representation made in Section 3.4, for which there shall be no such limitation on the indemnification provided hereunder.

                           (d) Notice and Opportunity to Defend. If there occurs
an event that a party (an "Indemnified Party") asserts is an indemnifiable event pursuant to Section 6.1(a) or 6.1(b), the Indemnified Party shall notify the other party obligated to provide indemnification (an "Indemnifying Party") within 45 days of such occurrence, with such written notice to (i) state the amount of the Loss, if known, and the method of computation thereof, and (ii) contain a reference to the specific section or sections of this Agreement in respect of which such right to indemnification is asserted; provided, however, that if such event involves any claim or the commencement of any action or proceeding by a third person, the Indemnified Party will give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding within 30 days of receiving notice of such claim or the commencement of such action or proceeding. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder; provided, however, that the failure to provide notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted liability. No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim.

                           (e) Adjustment for Insurance and Taxes. The amount
that an Indemnifying Party is required to pay to, for or on behalf of any Indemnified Party pursuant to this Section 6.1 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds, or indemnity, contribution or similar payment, payable to any Indemnified Party in reduction of the related indemnifiable loss (the "Indemnifiable Loss") and (ii) to take account of any tax benefit available as a result of any Indemnifiable Loss. Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment." If an Indemnified Party shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently become eligible for insurance proceeds, or indemnity, contribution or similar payment, in respect of such Indemnifiable Loss, or become eligible for any tax benefit as a result of such Indemnifiable Loss, then the

Indemnified Party shall pay to the Indemnifying Party the amount of such insurance proceeds or tax benefit or, if lesser, the amount of the Indemnity Payment.

                           (f) No Right of Set-Off. Neither Purchaser nor Seller
shall have any right to set-off any payment due under this Agreement against any other payments to be made pursuant this Agreement or otherwise (including against indemnification payments).

                           (g) Mitigation. Each Indemnified Party shall consult
and cooperate with the Indemnifying Party and shall take all other actions as may be reasonably required or necessary to mitigate, to the extent practicable, Losses in connection with claims for which an Indemnified Party seeks indemnification under this Section 6.1.

                           (h) Subrogation. After any Indemnity Payment is made
to any Indemnified Party pursuant to this Section 6.1, the Indemnifying Party shall, to the extent of such Indemnity Payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such Indemnity Payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an Indemnity Payment pursuant to Section 6.1 shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.


                  Section 6.2 Adjustment to Purchase Price. Seller and Purchaser agree that any Indemnity Payment hereunder shall be treated as an adjustment to the Purchase Price.


                  Section 6.3 Exclusive Remedies. Purchaser and Seller acknowledge and agree that (i) following the Closing, the indemnification provisions of this Article VI shall be the sole and exclusive remedies of Purchaser and Seller for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement or any Losses arising out of, or relating to, or arising from the transactions contemplated by this Agreement (provided, however, that such indemnification shall not be the sole and exclusive remedy, and shall in no way limit the rights of the parties, with respect to the Supply Agreement or the Transitional Services Agreement), and
(ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant, undertaking or other agreement arising out of or related to this Agreement shall give rise to any right on the part of Purchaser or Seller, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby or to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise), all of which the parties hereby waive; provided, however, that nothing herein is intended to waive any claims for intentional fraud.


                                  ARTICLE VII

                                   TERMINATION

Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:


                           (a) by the mutual consent of Seller and Purchaser;

                           (b) by either Seller or Purchaser:

                                    (i) if the Closing shall not have occurred
         on or prior to October 29, 2004; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or

                                    (ii) if any Governmental Entity shall have
         issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

                           (c) by Purchaser, by giving written notice to Seller
in the event Seller is in breach of any representation or warranty contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clause (a) of Section
5.2 not to be
satisfied (assuming, for purposes of such determination that the date of any such breach is the Closing Date) and (ii) is not cured within thirty (30) days following delivery by Purchaser to Seller of written notice of such breach (except in the case of a breach that is not curable or efforts to cure such breach have ceased); or

                           (d) by Seller, by giving written notice to Purchaser
in the event Purchaser is in breach of any representation or warranty contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clause (a) of
Section 5.3 not to be satisfied (assuming, for purposes of such determination that the date of any such breach is the Closing Date) and (ii) is not cured within thirty (30) days following delivery by Seller to Purchaser of written notice of such breach (except in the case of a breach that is not curable or efforts to cure such breach have ceased).


                  Section 7.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

                           (a) each party will redeliver all documents, work
papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                           (b) all information received by any party hereto with
respect to the business of any other party or its subsidiaries or affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and

                           (c) no party to this Agreement will have any
liability under this Agreement to the other except (i) as stated in subparagraphs (a) and (b) of this Section 7.2; (ii) for any breach of any provision of this Agreement and (iii) as provided in the Confidentiality Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto at any time with respect to any of the terms contained herein.



                  Section 8.2 Transfer Taxes. Purchaser and Seller shall each be responsible for the payment of one-half of all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the sale, conveyance, assignments, transfers and deliveries to be made to Purchaser as contemplated by this Agreement. Purchaser shall prepare and in a timely manner file all Tax Returns in respect of Transfer Taxes; provided, however, that Purchaser shall submit any such Tax Returns to Seller for Seller's approval (which approval shall not be unreasonably withheld or delayed) no later than 14 days prior to the date such Tax Returns are due. Seller and Purchaser shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Transfer Taxes required to be paid in connection with the transactions contemplated by this Agreement, including, without limitation, timely signing and delivering such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes.


                  Section 8.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to; (b) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clause (a) above) to, the party for whom intended, at the address or telecopier number for such party set forth below (or at such other address or telecopier number for a party as shall be specified by like notice; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt):


                           (a) if to Purchaser or Guarantor, to:

                            Helen of Troy Limited
                            c/o Helen of Troy L.P.

                            One Helen of Troy Plaza
                            El Paso, TX  79912
                            Telecopy No.  (915) 225-8081
                            Attention: Vincent D. Carson

                            with a copy to:

                            Baker & McKenzie
                            2001 Ross Avenue
                            Suite 2300
                            Dallas, TX  75201
                            Telecopy No.  (214) 978-3099
                            Attention: Daniel W. Rabun, Esq.

                           (b) if to Seller, to:


                            World Kitchen (GHC), LLC
                            WKI Holding Company, Inc.
                            World Kitchen, Inc.
                            11911 Freedom Drive, Suite 600
                            Reston, VA 20190
                            Telecopy No.  (703) 456-4760
                            Attention: General Counsel

                            with a copy to:

                            Skadden, Arps, Slate, Meagher &
                            Flom LLP
                            333 West Wacker Drive
                            Chicago, Illinois 60606
                            Telecopy No.  (312) 407-0411
                            Attention:  Brian W. Duwe, Esq.

                  Section 8.4 Interpretation. The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the knowledge of Seller" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to the Chief Executive Officer, the Chief Financial Officer, General Counsel and Deputy General Counsel of Seller after having made due inquiry of the senior executives of the Business and, in respect of matters described in Section 2.11, outside legal counsel responsible for legal matters relating to the Transferred Intellectual Property. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Securities Exchange Act of 1934, as amended. As used in this Agreement, the term "business day" means a day, other than a Saturday or a Sunday, on which banking institutions in the City of New York are required to be open. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.



                  Section 8.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.


                  Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, the Supply Agreement[, the Transitional Services Agreement] and the Disclosure Schedule (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided herein, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                  Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.


                  Section 8.9 Jurisdiction. Each of the parties hereto hereby expressly and irrevocably consents and submits to the exclusive personal jurisdiction of the Courts of the State of Delaware, consents to service of process in the State of Delaware and further agrees that venue shall be proper in Wilmington, Delaware; provided, however, that each party hereto expressly preserves all of his, her, or its rights of action in or removal to the United States District Court for the District of Delaware (collectively, federal and state, trial and appellate, law and chancery, the "Delaware Courts") under 28 U.S.C. Section 1441 or any other applicable statute, in connection with any and all disputes arising out of, or in any way related to this Agreement or the transactions contemplated hereby. Each of the parties hereto further agrees not to commence any litigation relating to this Agreement except in the Delaware Courts, and hereby irrevocably waives his, her, or its right to seek recourse to the courts or arbitral forums of any other jurisdiction or venue for any litigation, arbitration, or dispute resolution process arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby to which any party or their privies is or may be entitled by reason of his, her, or its present or future domicile. Notwithstanding the foregoing, each of the parties hereto agrees that in aid of a judgment entered by a Delaware Court in connection with this Agreement, a prevailing party or his, her, or its privies shall have the right to bring in any other court of competent jurisdiction any action or proceeding necessary or advisable to enforce that judgment. Each of the parties hereto further agrees that this forum selection provision was separately bargained for, and is a material term of this Agreement.

                  Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, Purchaser can assign any of its rights or obligations under this Agreement at any time to any affiliate of Helen of Troy Limited, a Bermuda corporation, which assignment shall not relieve Purchaser or Guarantor of any of their obligations under this Agreement and provided further that any such assignment does not hinder, impair or delay Purchaser's ability to consummate the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.


                  Section 8.11 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.


                  Section 8.12 Headings. Headings of the Articles and Sections of this Agreement, the Disclosure Schedule and the Table of Contents are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.


                  Section 8.13 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                  Section 8.14 Schedules. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall be deemed to be disclosed for all purposes under this

Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

                  Section 8.15 Representations and Warranties Joint and Several. All of the representations, warranties, covenants and obligations of World Kitchen (GHC), LLC, WKI Holding Company, Inc. and World Kitchen, Inc. shall be joint and several.

                  Section 8.16 Guarantee. Guarantor irrevocably guarantees each and every representation, warranty, covenant, agreement and obligation of Purchaser and the full and timely performance of its obligations under the provisions of this Agreement. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishments of Purchaser's obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Purchaser hereby waives, for the benefit of Seller, (i) any right to require any Seller or Company as a condition of payment or performance of Guarantor to proceed against Purchaser or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Purchaser. Guarantor understands that Seller is relying on this guarantee in entering into this Agreement.


                  Section 8.17 Bulk Sales Act. Each party hereto waives compliance with any bulk sales, bulk transfer or similar laws of any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller agrees to indemnify Purchaser for any Taxes for which Purchaser becomes liable as a result of any failure to comply with any such bulk sales, bulk transfer or similar laws.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers as of the date first written above.


                                   WORLD KITCHEN (GHC), LLC



                                   By: /s/ James A. Sharman
                                       ------------------------
                                   Name:  James A. Sharman
                                   Title: President

                                   WKI HOLDING COMPANY, INC.


                                   By: /s/ James A. Sharman
                                       ------------------------
                                   Name:  James A. Sharman
                                   Title: President

                                   WORLD KITCHEN, INC.


                                   By: /s/ James A. Sharman
                                       ------------------------
                                   Name:  James A. Sharman
                                   Title: President


                                   HELEN OF TROY LIMITED (Barbados)


                                   By: /s/ Gerald J. Rubin
                                       ------------------------
                                       Name:  Gerald J. Rubin
                                       Title: President

                                    HELEN OF TROY LIMITED (Bermuda)


                                   By: /s/ Gerald J. Rubin
                                       ------------------------
                                       Name:  Gerald J. Rubin
                                       Title: President

                                    EXHIBIT A

                  TRANSITIONAL SERVICES AGREEMENT (this "Agreement") dated as of [*], 2004, between WKI HOLDING COMPANY, INC., a Delaware corporation, and World Kitchen, Inc., a Delaware corporation (together, "Seller"), and HELEN OF TROY L.P, a Texas limited partnership ("Purchaser") and Helen of Troy Limited (Bermuda) (the "Guarantor").

                  WHEREAS, pursuant to an Acquisition Agreement dated as of [-], 2004 (the "Acquisition Agreement"), among WKI Holding Company, Inc., World Kitchen (GHC), LLC, World Kitchen, Inc., and Helen of Troy L.P., Seller has agreed to sell, transfer, assign and deliver to Purchaser, and Purchaser has agreed to purchase, acquire and accept from Seller, all of Seller's right, title and interest in, to and under the Purchased Assets, in each case as provided in the Acquisition Agreement;

                  WHEREAS, Guarantor has guaranteed the obligations of Purchaser under the Purchase Agreement; and

                  WHEREAS, Purchaser desires to purchase from Seller, and Seller is willing to provide to Purchaser, transitional services on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which the parties hereby acknowledge, Seller and Purchaser agree as follows:

                  SECTION 1. Definitions. Terms that are not otherwise defined in this Agreement shall have the meanings ascribed to them in the Acquisition Agreement.

                  SECTION 2. Transitional Services. (a) During the term of this Agreement as set forth in Section 6, Seller shall provide to Purchaser the services set forth on Annex A hereto (the "Services"), in the manner, to the extent and at a level of service generally consistent with that provided by Seller or its affiliates to the Business in the applicable jurisdiction immediately preceding the date of this Agreement, and Purchaser shall use the Services for substantially the same purposes and in substantially the same manner as the Business had used the Services prior to the date of this Agreement. Seller shall be required to provide the Services only to Purchaser in connection with the conduct of the Business. Purchaser shall not resell any of the Services to any person whatsoever or permit the use of the Services by any person other than in connection with the conduct of the Business in the ordinary course consistent with past practice.

                  (a) Purchaser acknowledges that Seller may be providing similar services, and/or services that involve the same resources as those used to provide the Services, to its internal organizations, affiliates and to third parties. Seller reserves the right to modify the Services in connection with changes to its internal organization in the ordinary course of business; provided, however, that no such modifications materially diminish the Services.

                  (c) In addition, Seller shall not be obligated to pay any amounts to Purchaser, the Business or any of their respective employees in respect of payroll, benefits or similar obligations.

                  SECTION 3. [Intentionally Omitted]

                  SECTION 4. Payment. (a) For the Services rendered under this Agreement, Purchaser will pay Seller, in accordance with this Section 4, the fees (the "Fees") set forth in Annex B hereto.

                  (b) No later than the tenth day after each month end closing date, Purchaser shall send Seller a reconciliation showing Sales for such prior month and all fees due and payable to Seller (the "Reconciliation Statement"). Any amounts set forth on the Reconciliation Statement as owed shall be paid by the Purchaser at delivery of such Reconciliation Statement (the date such payments are due, a "Payment Date"). All payments required to be paid under this Section shall be paid by wire transfer in immediately available funds to one or more accounts designated in writing by Seller. Any Fees not paid within five days of a Payment Date shall be subject to late charges for each day such Fees are overdue, calculated at a rate of 12% per annum from the Payment Date to the date of payment.

                  [Change Order/Dispute Mechanism to be resolved]


                  SECTION 5. Taxes. Any taxes assessed on the provision of the Services hereunder shall be paid by Purchaser.

                  SECTION 6. Term of Agreement. The term of this Agreement shall commence on the Closing Date and shall continue for a period ending on the date that is March 31 after the Closing Date provided, however, that Purchaser may terminate any Service prior to the expiration of the time period for such Service set forth in Annex A, pursuant to Section 7(a). Notwithstanding the above, Purchaser may extend the term of this Agreement with respect to the provision of Services outside the United States for an additional 90 days; provided, however, that Purchaser advises Seller in writing of such extension at least 30 days prior to the expiration of the term, and; provided further that Purchaser will to the extent reasonably practicable make a good faith effort to cease using such Services prior to the end of the 90 day extension period.

                  SECTION 7. Partial Termination; Termination. (a) Services provided by Seller under this Agreement are terminable by Purchaser on 30 calendar days' prior written notice to Seller except with respect to warehouse services which are terminable on not less than 120 calendar days prior written notice. Purchaser may terminate less than all of the Services provided hereunder with Seller's prior consent which will not be unreasonably withheld Once Purchaser has terminated any of the Services, Purchaser shall not be permitted to request such Services be resumed pursuant hereto.

                  (b) This Agreement may be terminated prior to the expiration of its stated term, upon written notice as set forth below:

                           (i) by Seller, if Purchaser fails to pay any amount when due hereunder and such failure continues for a period of ten (10) days following written notice thereof;

                           (ii) by Seller, on the one hand, or Purchaser, on the other hand, if the other party commits a material breach of any provision of this Agreement and such breach continues for a period of thirty days following a written request to cure such breach; or

                           (iii) by Seller, on the one hand, or Purchaser, on the other hand, if the other party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property.

                  SECTION 8. Consequential and Other Damages. (a) Seller shall not be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any of the Services hereunder, including but not limited to loss of profits, business interruptions and claims of customers or employees of Purchaser.

                  (b) Notwithstanding anything to the contrary contained herein, the liability of Seller with respect to this Agreement or anything done in connection herewith, including but not limited to the performance or breach hereof, or from the sale, delivery, provision or use of any of the Services provided under or pursuant to this Agreement, whether in contract, in tort (including negligence and strict liability) or otherwise, shall not exceed the Fees previously paid to Seller by Purchaser in respect of the Service from which such liability flows.

                  SECTION 9. Indemnification. (a) Purchaser hereby releases Seller and each of its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the "Seller Indemnitees") and agrees to indemnify and hold harmless the Seller Indemnitees from and against any and all claims, losses, damages, liabilities, deficiencies, obligations or out-of-pocket costs or expenses, including without limitation reasonable attorney's fees and expenses and costs and expenses of investigation (collectively, "Losses"), arising out of or resulting from Seller's performance of the Services hereunder or otherwise, except to the extent such Losses are due to gross negligence or willful misconduct in performing the Services hereunder.

                  (a) If a Seller Indemnitee (the "Indemnified Party") receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Section 9 (a "Third Party Claim") and the Indemnified Party intends to seek indemnity pursuant to this Section 9, the Indemnified Party shall promptly provide Purchaser with written notice of such Third Party Claim. Purchaser shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim. If Purchaser assumes the defense, appeal or settlement of such Third Party Claim, such defense, appeal or settlement shall be conducted through counsel selected by Purchaser and the Indemnified Party shall fully cooperate with Purchaser in connection therewith.

                  SECTION 10. Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by any of the parties hereto without the prior written consent of the other party hereto, except that (a) Purchaser may assign its rights under this Agreement to any of Guarantor or any of its direct or indirect wholly owned subsidiaries without the prior written consent of Seller and (b) Seller may without the prior written consent of Purchaser assign any rights and obligations hereunder to any third parties to the extent such third parties are capable of providing such Services to affiliates and/or businesses of Seller (and Seller is utilizing such third party for comparable services for its own business) or to any acquirer of all or a substantial portion of the assets of either WKI Holding Company, Inc. or World Kitchen, Inc.. Notwithstanding the foregoing, each of Seller and Purchaser shall remain liable for all of their respective obligations under this Agreement. Subject to the first sentence of this Section 10, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this
Section 10 shall be void.

                  SECTION 11. No Third Party Beneficiaries. Except as provided in Section 9, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                  SECTION 12. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

         (i)  if to Seller, to:

                  WKI Holding Company, Inc.

                  World Kitchen, Inc.
                  11911 Freedom Drive, Suite 600
                  Reston, VA 20190
                  Telecopy No.  __________
                  Attention: General Counsel

                  with a copy to:

                  Skadden, Arps, Slate, Meagher &
                   Flom LLP
                  333 West Wacker Drive
                  Chicago, Illinois 60606
                  Telecopy No.  (312) 407-0411
                  Attention:  Brian W. Duwe, Esq.

          (ii)  if to Purchaser, to:

                  Helen of Troy L.P.
                  1 Helen of Troy Plaza
                  El Paso, TX 79912
                  Attention:  Chairman of the Board, CEO & President
                  Facsimile:  (915) 225-8001

                  with a copy to:

                  Baker & McKenzie
                  2001 Ross Avenue
                  Suite 2300
                  Dallas, TX  75201
                  Telecopy No.  (214) 978-3099
                  Attention: Daniel W. Rabun, Esq.

                  SECTION 13. Headings. The descriptive headings of the several Sections of this Agreement and the Annex to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Sections" shall be deemed to be references to Sections hereof or the Annex hereto unless otherwise indicated.

                  SECTION 14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile, receipt acknowledged, to the other party hereto.

                  SECTION 15. Integrated Contract; Annex. This Agreement, including the Annex hereto, any written amendments to the foregoing satisfying the requirements of Section 21, the Acquisition Agreement, and the other agreements entered into in connection therewith, including the schedules and exhibits thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. The Annex is hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Annex but not otherwise defined therein shall be defined as set forth in this Agreement or the Acquisition Agreement, as the case may be. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement, the Acquisition Agreement, and the other agreements entered into in connection therewith, other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder. In the event of any conflict between the provisions of this Agreement (including the Annex hereto), on the one hand, and the provisions of the Acquisition Agreement (including the schedules and exhibits thereto), on the other hand, the provisions of the Acquisition Agreement shall control.

                  SECTION 16. Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

                  SECTION 17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

                  SECTION 18. Jurisdiction. Each of the parties hereto hereby expressly and irrevocably consents and submits to the exclusive personal jurisdiction of the Courts of the State of Delaware, consents to service of process in the State of Delaware and further agrees that venue shall be proper in Wilmington, Delaware; provided, however, that each party hereto expressly preserves all of his, her, or its rights of action in or removal to the United States District Court for the District of Delaware (collectively, federal and state, trial and appellate, law and chancery, the "Delaware Courts") under 28 U.S.C. Section 1441 or any other applicable statute, in connection with any and all disputes arising out of, or in any way related to this Agreement or the transactions contemplated hereby. Each of the parties hereto further agrees not to commence any litigation relating to this Agreement except in the Delaware Courts, and hereby irrevocably waives his, her, or its right to seek recourse to the courts or arbitral forums of any other jurisdiction or venue for any litigation, arbitration, or dispute resolution process arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby to which any party or their privies is or may be entitled by reason of his, her, or its present or future domicile. Notwithstanding the foregoing, each of the parties hereto agrees that in aid of a judgment entered by a Delaware Court in connection with this Agreement, a prevailing party or his, her, or its privies shall have the right to bring in any other court of competent jurisdiction any action or proceeding necessary or advisable to enforce that judgment. Each of the parties hereto further agrees that this forum selection provision was separately bargained for, and is a material term of this Agreement.

                  SECTION 19. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 19.

                  SECTION 20. Amendments. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

                  SECTION 21. Independent Contractor. At all times during the term of this Agreement, Seller shall be an independent contractor in providing the Services hereunder with the sole right to supervise, manage, operate, control and direct the performance of the Services and the sole obligation to employ, compensate and manage its employees and business affairs. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of any party with respect to the indebtedness, liabilities, obligations or actions of the other party or any of its respective officers, directors, employees, stockholders, agents or representatives, or any other person or entity.

                  SECTION 22. Survival. The provisions of Sections 4, 5, 7(c), 7(d), 8 & 9, as well as the related provisions of Sections 10 through 26 shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

                  SECTION 23. Force Majeure. Seller shall not be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any cause beyond its reasonable control, including, but not limited to, strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, acts of terrorism, embargo, natural disaster, acts of God, flood, fire, sabotage, accident, delay in transportation, loss and destruction of property, intervention by governmental entities, change in laws, regulations or orders, other events or any other circumstances or causes beyond Seller's reasonable control.

                  SECTION 24. Guarantee. Guarantor irrevocably guarantees each and every covenant, agreement and obligation of Purchaser and the full and timely performance of its obligations under the provisions of this Agreement. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishments of Purchaser's obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Purchaser hereby waives, for the benefit of Seller, (i) any right to require any Seller or Company as a condition of payment or performance of Guarantor to proceed against Purchaser or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Purchaser. Guarantor understands that Seller is relying on this guarantee in entering into this Agreement.

                  SECTION 25. Warranties. Seller has not made any express or implied warranty with respect to the Services.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.


                                                     WKI HOLDING COMPANY, INC.


                                                     By
                                                        -----------------------
                                                          Name:
                                                          Title:


                                                     WORLD KITCHEN, INC.

                                                     By
                                                        -----------------------
                                                          Name:
                                                          Title:


                                                     HELEN OF TROY L.P.


                                                     By
                                                        -----------------------
                                                          Name:
                                                          Title:


                                                     HELEN OF TROY LIMITED


                                                     By
                                                        -----------------------
                                                          Name:
                                                          Title:

                                SUMMARY OF TERMS
                                 FOR ANNEX A OF
                       THE TRANSITIONAL SERVICES AGREEMENT

Services provided by WKI shall include, but not be limited to (subject to agreement), assistance in the following areas as currently provided:

Production and Demand Planning

     o Scope to be determined based on outcome of decision on Elmira Demand Planning employees

Sales

     o Transition Plan for WKI shared customers, including Kmart and Grocery Account

     o    Transition Plan for International businesses in Japan and Australia

     o    Support services including sales commissions and deductions

Warehouse/Distribution

Customer Service including order processing

Consumer Support

Information Systems and Reporting

     o    Will include reasonably appropriate system access for HOTUS personnel

Credit and Collections

Accounts Payable

Accounting Services (but not Closing of books)

Services Not Included (i.e., Services to be performed by Purchaser) will include the following:

Legal services

Tax services

Monthly closing of the financials and discretionary accounting services

Human resources services, including payroll and benefits

Cash Management Services - receipts and disbursements to be managed through a Purchaser account

                                SUMMARY OF TERMS
                                 FOR ANNEX B OF
                       THE TRANSITIONAL SERVICES AGREEMENT



1    WAREHOUSE SERVICES

               4.5% of gross revenues for the Business (as defined in the Purchase Agreement)

2    ADMINISTRATIVE SERVICES

               Monthly amount to be determined based on services used.

     SERVICE                       FTE    COST/FTE    ANNUAL COST     MONTHLY COST
     -------                       ---    --------    -----------     ------------
1    Customer Service               4     $  40.0       $ 160.0            13.3

2    Consumer Support Services      3     $  40.0       $ 120.0            10.0

3    IT                             2     $ 125.0       $ 250.0            20.8

4    Credit and Collections         2     $  40.0       $  80.0             6.7

5    Accounts Payable               1     $  40.0       $  40.0             3.3

6    Finance                        2     $ 100.0       $ 200.0            16.7
                                   --     -------       -------            -----
 TOTAL                             14     $ 385.0       $ 850.0            70.8


3 OTHER THIRD PARTY CHARGES PAID ON BEHALF OF PURCHASER AND GUARANTOR, TO BE PREPAID AND REIMBURSED BY PURCHASER AS AGREED

               To include but not be limited to VAT, Custom Duties, Taxes, Freight and similar items

   4    OTHER SERVICES NOT INCLUDED IN SECTIONS 1, 2, AND 3

               Hourly cost basis to be mutually agreed upon between Purchaser and Seller

                                    EXHIBIT B

                                SUPPLY AGREEMENT

                                SUMMARY OF TERMS

PARTIES: World Kitchen, Inc., a Delaware corporation, World Kitchen Canada, Inc., a Canadian corporation and World Kitchen (Australia) Pty. Ltd., an Australian corporation (collectively, "WKI") and [o], a [o] company ("Supplier").


SUPPLY: Supplier shall supply WKI with OXO products consistent with products (the "Products") offered to comparable customers of the Business (as defined in the Acquisition Agreement, for sale in WKI's retail stores (the "Stores"). WKI will place firm orders for Products in minimum order amounts of $500 per order. Supplier's obligation to supply products shall be limited to WKI's 90 U.S. Stores and Australian Stores.


PURCHASE PRICE:               The price Supplier may charge WKI for each Product
                              will not exceed a price equal to ten percent (10%) less than the list price set forth on the price list for Products, as updated by the Supplier from time to time (the "Price List"). Supplier shall notify WKI of any such updates to the Price List and such updates will be applicable for all comparable customers.


OBSOLETE INVENTORY:           Supplier shall notify WKI of the existence of any
                              inventory that Supplier has designated obsolete
                              (the "Obsolete Inventory") at least once each calendar month. Each such notice shall include a description of the product and the selling price.
                              Each such notice shall constitute an offer from Supplier to WKI to buy none, some or all of the subject Obsolete Inventory. Each such notice shall be provided to WKI at least three (3) Business
                              Days before Supplier notifies any third party of the existence of the Obsolete Inventory. All such Obsolete Inventory shall be offered at pricing at least 20% less than the list price listed on the Price List.


SHIPMENTS:                    Supplier will ship all Products pursuant to the
                              Agreement to the Stores. Supplier will pay all freight and other costs associated with shipment of the Products to U.S. stores FOB to a distribution center in the continental U.S.

DEFECTIVE/DAMAGED             WKI shall have the same rights with respect to
PRODUCTS:                     defective/damaged goods as other comparable
                              customers of Supplier.


TERM: The Agreement shall be effective as of the date of the Agreement and shall continue thru December 31, 2007. Notwithstanding the foregoing, Supplier shall have no obligation to supply Products to WKI for delivery or sale in Stores located in Canada after six months from the date of the Agreement.


TERMINATION:                  Either party may terminate by written notice to
                              the other party upon any material breach or default of the other party of any provision or obligation of the Agreement, provided that a defaulting party shall have fifteen (15) days to cure any curable default after receipt of notice of such default from the non-defaulting party; and provided, further that Supplier may not terminate the Agreement for WKI's failure to pay any amount with respect to any disputed payment obligation.
                              WKI may terminate the Agreement, upon thirty (30) days prior written notice, if it ceases to own the Stores by way of liquidation, merger or any other change of control transaction.


INDEMNIFICATION:              Supplier agrees to indemnify, defend and hold WKI,
                              and its officers, directors, employees, agents and customers harmless from and against any and all liability, damages (including consequential damage), costs or expenses, including reasonable attorneys' fees, resulting from, or relating to
                              (i) Supplier's breach of its warranties or other breach of the Agreement; (ii) the Products, Product warranties, Product liability, Product recalls, Product failures, Product defects or any other claim relating to the Products; and (iii)
                              Supplier's negligence or intentional acts.

                              WKI agrees to indemnify, defend and hold Supplier and its officers, directors, employees and agents harmless from and against any and all liability, damage, cost or expense, including reasonable attorneys' fees resulting from WKI's breach of the Agreement, or WKI's negligence or intentional acts.

CONFIDENTIALITY:              All information, including, but not limited to,
                              know-how, processes, customer lists, marketing information and strategies, financial information, drawings, materials, goods, equipment or apparatus
                              ("Confidential Information") disclosed or delivered to Supplier by WKI or arising from the performance of the Agreement shall be treated by Supplier as confidential, proprietary information of WKI and shall not be used for itself or others for any commercial or other purpose, including, without limitation, the sale of products by Supplier to its customers, or disclosed or shown to others by Supplier without prior written permission of WKI and only after Supplier obtains an agreement (acceptable to WKI) from such third party providing for the confidential treatment of such information. This obligation of Supplier shall not apply to WKI knowledge or information or any other part thereof disclosed to Supplier which is now public knowledge or literature or which becomes public knowledge through no violation of the Agreement, or which is lawfully disclosed to Supplier by a third party not under a non-disclosure obligation to WKI.


ASSIGNMENT:                   The Agreement shall not be assigned by either
                              party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however that WKI may assign the Agreement to any successor entity by way of merger or any other change of control transaction or to any entity that acquires all or a substantial part of the Stores.


CHOICE OF LAW:                The Agreement shall be governed and construed in
                              accordance with the laws of the State of New York applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

INSURANCE:                    Upon request, Supplier shall provide to WKI
                              certificates evidencing that the insurance coverage required by the Agreement is in full force and effect. In the event that WKI suffers a loss for which coverage is available to Supplier under such insurance policy, Supplier shall take such actions as are reasonably requested by WKI as may be necessary or advisable to pursue available proceeds under such policy, including the institution of litigation.

                              Supplier shall carry and maintain Commercial
                              General Liability insurance with limits of coverage of not less than $3,000,000 combined single limit for bodily injury and property damage liability, including products completed-operations insurance. The policy shall name WKI as an additional insured, and shall contain a clause that the insurer will not cancel or materially change the insurance without thirty (30) days prior written notice to WKI. It is agreed that Supplier's insurance is primary. Any insurance maintained by WKI is in excess and noncontributory to Supplier's policy, provided the loss is caused by Supplier.

                              All policies of insurance required shall be written by a carrier approved by WKI, which approval shall not be unreasonably withheld.



GENERAL PROVISIONS:           The Supply Agreement will also include customary
                              general provisions, including those with the following headings: Entire Agreement, Force
                              Majeure, Amendment, Successors and Assigns,
                              Independent Contractors, Counterparts,
                              Severability, Waiver and Notice